SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 14, 2007

Date of Report (Date of earliest event reported)

EDGAR Online, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26071	06-1447017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

50 Washington Street, Norwalk, Connecticut 06854

(Address of principal executive offices) (Zip Code)

(203) 852-5666

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2007 (the “Effective Date”), EDGAR Online, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Susan Strausberg. The Agreement amends and restates Ms. Strausberg’s current employment agreement which was entered into in April of 2004 and subsequently amended in January of 2005.

Ms. Strausberg will continue to serve as the Chief Executive Officer of the Company, until the earlier to occur of (i) the 12 month anniversary of the effective date of the employment agreement between the Company and Philip D. Moyer, dated April 9, 2007, and (ii) the date immediately after any calendar quarter with respect to which the Company reports, in a public announcement or a publicly filed report, realized GAAP revenues of at least $6.0 million. Upon her election following the Company’s Annual Meeting of Stockholders scheduled for June 27, 2007 and during the period in which she is serving as the Chief Executive Officer of the Company and thereafter during the employment term, Ms. Strausberg will serve as Chairman of the Board of Directors of the Company.

Ms. Strausberg’s base salary during the employment term will be no less than $265,000 per annum commencing on the Effective Date. While Ms. Strausberg is serving as Chief Executive Officer of the Company, she will be eligible to receive an annual incentive payment (pro rated for any partial year of service as Chief Executive Officer of the Company) under the Company’s annual bonus plan, as in effect from time to time, based on a target bonus opportunity of at least 75% of her then applicable base salary.

The Agreement contains customary termination provisions for disability, death and cause. Ms. Strausberg is entitled to terminate the Agreement for “Good Reason” in the event of a material reduction in her compensation or duties, material breach of the Agreement by Company, the Company’s removal of Ms. Strausberg from the position of Chairman of the Board, the failure of the Company to nominate Ms. Strausberg for re-election as Chairman of the Board, or relocation of the Company’s offices more than 75 miles from its current location. In the event Ms. Strausberg terminates the Agreement for Good Reason, she will receive payment of accrued salary, bonus and benefits payable to her through the date of termination and the Company will continue payment to Ms. Strausberg of her then current base salary and the commutation allowance for a period equal to the longer of the remaining term of the Agreement or one year.

In the event either the Company or Ms. Strausberg terminates the Agreement due to a “change of control”, Ms. Strausberg will receive payment of accrued salary, bonus and benefits payable to her through the date of termination and the Company will make monthly payments to Ms. Strausberg equal to one-twelfth of the sum of her then current base salary and the average of the last two cash bonuses paid to Ms. Strausberg for the remaining term of the Agreement.

In addition, if the Agreement is terminated by either the Company or Ms. Strausberg for Good Reason or a change in control, the Company will pay Ms. Strausberg the pro rata portion of any earned bonus and maintain health benefits for her following such termination for a period equal to the longer of the then remaining term of the Agreement (not to exceed 18 months) or one year and all stock options and other awards under the Company’s stock option plans will immediately vest and remain exercisable for the period of the lesser of the original term of the stock option or five years.

The foregoing summary of the terms of the Agreement between the Company and Ms. Strausberg are qualified in their entirety to the actual terms of the Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 of this Current Report, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2007	EDGAR ONLINE, INC.

/s/ Susan Strausberg
Susan Strausberg
Chief Executive Officer and Secretary